Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN ELECTS RICHARD W. GOCHNAUER

TO ITS BOARD OF DIRECTORS

VALLEY FORGE, PA, September 25, 2008 – AmerisourceBergen Corporation (NYSE: ABC) today announced that Richard W. Gochnauer, 58, has been elected to its Board of Directors. The election, effective today, increases the number of AmerisourceBergen directors from eight to nine.

Gochnauer has been President and Chief Executive Officer and a director of United Stationers (NASDAQ: USTR) since 2002. United Stationers is North America’s largest broad line wholesale distributor of business products with sales of $4.6 billion. From 1994 to 2002, he served as President and Chief Operating Officer and Vice Chairman and President, International of Golden State Foods Corporation, a privately held food distribution business. Prior to joining Golden State Foods, he held numerous senior operations and management positions in food and consumer products companies.

“Dick’s strong and extensive background in the distribution business and his proven leadership make him an excellent addition to the Board,” said Richard C. Gozon, Chairman of the Board of AmerisourceBergen.

Added R. David Yost, President and Chief Executive Officer of AmerisourceBergen, “Dick’s solid commitment to customer service, high performance standards and broad executive experience are valuable additions to the Company.”

Gochnauer received his Master of Business Administration degree from Harvard University and his Bachelor of Science degree from Northwestern University.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $70 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 11,200 people. AmerisourceBergen is ranked #28 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: changes in pharmaceutical market growth rates; competitive pressures; the loss of one or more key customer or supplier relationships; changes in customer mix; customer or supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes (including increased government regulation of the pharmaceutical supply channel); government enforcement initiatives (including (i) the imposition of increased obligations upon pharmaceutical distributors to detect and prevent suspicious orders of controlled substances (ii) the commencement of further administrative actions by the U. S. Drug Enforcement Administration seeking to suspend or revoke the license of any of the Company’s distribution facilities to distribute controlled substances, (iii) the commencement of any enforcement actions by any U.S. Attorney alleging violation of laws and regulations regarding diversion of controlled substances and suspicious order monitoring), or (iv) the commencement of any administrative actions by the board of pharmacy of any state seeking to suspend, revoke or otherwise restrict the ability of any of the Company’s distribution facilities or businesses to distribute or dispense pharmaceuticals in such state; changes in U.S. government policies (including reimbursement changes arising from federal legislation, including the Medicare Modernization Act and the Deficit Reduction Act of 2005); changes in regulatory or clinical medical guidelines, reimbursement practices and/or labeling for the pharmaceuticals we distribute, including erythropoiesis-stimulating agents (ESAs) used to treat anemia patients; price inflation in branded pharmaceuticals and price deflation in generics; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar—Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; the inability of the Company to complete the divestiture of its PMSI workers’ compensation business; an increase in the impairment charge related to PMSI if the divestiture is not completed; any disruption to or other adverse effects on the Company related to its exit from the PMSI workers’ compensation business and classification of that business as a discontinued operation; the incurrence of additional costs, expenses or liabilities in the future related to discontinued operations; the inability of the Company to successfully complete any other transaction that the Company may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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